Exhibit 10.50

December 8, 2013

John Lederer

Via Email

Dear John:

This letter agreement relates to that certain Agreement and Plan of Merger, dated as of December 8, 2013 by and among USF Holdings Corp., Sysco Corporation, Scorpion Corporation I, Inc. and Scorpion Company II, LLC (the “Merger Agreement”). All capitalized terms used in this letter agreement and not defined herein shall be as defined in the Merger Agreement. In consideration for the payments and other benefits you shall receive upon the Closing of the Mergers, you agree to waive your rights to $3,000,000 of any payments that would become due to you pursuant to the terms of Section 5.2 of the Severance Agreement dated as of September 12, 2010 (the “Severance Agreement”) between you and US Foods, Inc., f/k/a U.S. Foodservices Inc. (“US Foods”) upon the Closing in the event you terminate your employment for Good Reason or the Company terminates you without Cause.

As amended, the first paragraph of Section 5.2 of the Severance Agreement will read as follows:

“If at any time during the Term of the Agreement, (i) the Executive terminates his employment for Good Reason or (ii) the Employer terminates the Executive’s employment without Cause, and, in either case, the Executive executes (and does not later revoke) a Release Agreement (in the form provided as Attachment A) within 60 days after the date of termination (such sixtieth day, the “Payment Date”), and complies with all of the Executive’s obligations under Section 6 of this Agreement, then the following paragraphs (a) through (g) shall apply; provided that on or following any Change in Control that occurs on or prior to the Termination Date (as such term is defined in the Merger Agreement), the amounts payable to the Executive under (a) and (b) shall be reduced by $3,000,000 (or such smaller amount so that such payments shall not be reduced below $0). For purposes of the foregoing the term “Merger Agreement” refers to that certain Agreement and Plan of Merger, dated as of December 8, 2013 by and among USF Holdings Corp., Sysco Corporation, Scorpion Corporation I, Inc. and Scorpion Company II, LLC (the “Merger Agreement”).”

US Foods and you agree that all of the above is subject to and conditioned upon the occurrence of the Closing. If the Merger Agreement terminates for any reason before the transactions contemplated thereunder occur or if the transactions contemplated thereunder do not occur on or before the Termination Date, this letter agreement will also terminate and have no more force and effect on any party hereto.

By signing below, you hereby further agree and acknowledge that you have entered into this amendment voluntarily in consideration for payments and other benefits set forth in the first paragraph hereof and that you will not challenge the enforceability of this amendment to your Severance Agreement. If the foregoing amendment is acceptable to you, please sign where indicated below to acknowledge that your Severance Agreement will now be read as set forth above and return such signed copy to my attention at your earliest convenience.

Sincerely,

/s/ Juliette Pryor
Juliette Pryor
General Counsel and Chief Compliance Officer US Foods, Inc.

I hereby agree to the amendment of my Severance Agreement as described above in this letter agreement on this 7th day of December, 2013.

/s/ John Lederer
John Lederer